                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

                                Amendment No. 9


                         COOKER RESTAURANT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        COMMON SHARES WITHOUT PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  216284-20-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              --------------------


         Check the following box if a fee is being paid with this statement

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (CONTINUED ON FOLLOWING PAGE)

                              (Page 1 of 4 Pages)

 CUSIP NO.216284-20-8                 13G                   Page 2 of 4 Pages

   1   NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON    G. Arthur Seelbinder
 -------------------------------------------------------------------------------

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                  (b)
 -------------------------------------------------------------------------------

   3   SEC USE ONLY

 -------------------------------------------------------------------------------

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States of America
 -------------------------------------------------------------------------------


  NUMBER OF          5   SOLE VOTING POWER
   SHARES                                       900,257
BENEFICIALLY         -----------------------------------------------------------
  OWNED BY           6   VOTING POWER
   EACH                                             -0-
 REPORTING           -----------------------------------------------------------
  PERSON             7   SOLE DISPOSITIVE POWER
   WITH                                         900,257
                     -----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                                                    -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        900,257
 -------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 -------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                           8.8%
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  12   TYPE OF REPORTING PERSON*

                                            IN
 -------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              (Page 2 of 4 Pages)


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ITEM 1(a).         NAME OF ISSUER:

                   Cooker Restaurant Corporation
                   ------------------------------------------------------------

ITEM 1(b).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   5500 Village Boulevard, West Palm Beach, FL  33407
                   ------------------------------------------------------------


                   ------------------------------------------------------------

ITEM 2(a).         NAME OF PERSON FILING:

                   G. Arthur Seelbinder
                   ------------------------------------------------------------

ITEM 2(b).         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   5500 Village Boulevard, West Palm Beach, FL  33407
                   ------------------------------------------------------------

                   ------------------------------------------------------------

ITEM 2(c).         CITIZENSHIP:

                   United States of America
                   ------------------------------------------------------------

ITEM 2(d).         TITLE OF CLASS OF SECURITIES:

                   Common Shares, without par value
                   ------------------------------------------------------------

ITEM 2(e).         CUSIP NUMBER:

                   216284-20-8
                   ------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                   (A) Broker or dealer registered under Section 15 of the Act,

                   (B)     Bank as defined in Section 3(a)(6) of the Act,

                   (C) Insurance Company as defined in Section 3(a)(19) of the Act,

                   (D) Investment Company registered under Section 8 of the Investment Company Act,

                   (E) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

                   (F) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

                   (G) Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

                   (H)     Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                           Not Applicable

                              (Page 3 of 4 Pages)


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ITEM 4.                  OWNERSHIP.

     (a)         Amount Beneficially Owned:                  900,257
                                                             -------
     (b)         Percent of Class:                              8.8%
                                                                ----
     (c)         Number of Shares as to which such person has:

                   (i)  sole power to vote or to direct the vote
                                                                       900,257
                                                                       -------
                  (ii)  shared power to vote or to direct the vote
                                                                           -0-
                                                                           ---
                  (iii)  sole power to dispose or to direct the disposition of
                                                                        900,257
                                                                        -------
                  (iv)  shared power to dispose of or direct the disposition of
                                                                           -0-
                                                                           ---
ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not applicable.

ITEM 10.         CERTIFICATION.

                 Not applicable.


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                January 20, 1997
-------------------------------------------------------------------------------
(Date)

                            /s/ G. Arthur Seelbinder
-------------------------------------------------------------------------------
(Signature)

                              G. Arthur Seelbinder
-------------------------------------------------------------------------------
(NAME/TITLE)

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                              (Page 4 of 4 Pages)